UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 20, 2008 Date of Report (Date of earliest event reported)	000-52641 Commission File Number

SILVER RESERVE CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-0492752 (I.R.S. Employer Identification Number)

1135 Terminal Way; Suite 207B Reno, Nevada 89502
(Address of Principal Executive Offices) (Zip Code)

905-845-1073

(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement

On May 20, 2008, Silver Reserve Corp. (the “Company”) entered into an option agreement (the “Option Agreement”) with Nevada Eagle Resources, LLC and Steve Sutherland (together, the “Optionees”) effective as of May 1, 2008 (the “Date of Closing”), to acquire 25 mineral claims located in Elko County, Nevada and known as the “Medicine Claims.” During the term of the Option Agreement, the Company has the exclusive right to explore and develop, if warranted, the Medicine Claims.

The Company paid $10,000 to the Optionees upon execution of the Option Agreement. The Option Agreement requires the Company to make additional payments as follows: $15,000 on the first anniversary of the Date of Closing, $30,000 on the second anniversary of the Date of Closing, $60,000 on the third anniversary of the Date of Closing and $80,000 on each anniversary of the Date of Closing thereafter until the tenth anniversary of the Date of Closing. The Optionees may elect to receive payment in cash or in shares of the Company’s common stock. Upon making the final payment on the tenth anniversary of the Date of Closing, the Company will have earned a 100% undivided interest in the Medicine Claims.

Pursuant to the Option Agreement, the Medicine Claims are subject to a 3% net smelter return (“NSR”) royalty payable to the Optionees. The payments made during the term of the Option Agreement are to be applied as advance NSR royalty payments. Beginning on the eleventh anniversary of the Date of Closing, the Company is required to make annual advance royalty payments of $80,000. At such time as the Medicine Claims are in production, if ever, the Company shall make annual royalty payments equal to the greater of the actual 3% NSR or $80,000.

The Company may terminate the Option Agreement at any time before the option is fully exercised upon 60 days notice to the Optionees.

The Company does not consider the Medicine Claims to be material assets at this time; however this assessment may change upon further exploration.

Item 9.01 Exhibits

10.1	Option Agreement between Silver Reserve Corp. and Nevada Eagle Resources, LLC and Steve Sutherland dated as of May 1, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SILVER RESERVE CORP.

May 20, 2008	By:	/s/Joanne Hughes
	Name:	Joanne Hughes
	Title:	Corporate Secretary